Exhibit 10a

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") made this 5th day of January, 2009 by and between Hugh Zentmyer ("Consultant") and ILLINOIS TOOL WORKS INC., a Delaware corporation ("ITW").

WITNESSETH:

WHEREAS, Consultant is a valued former employee of ITW; and WHEREAS, ITW desires to utilize the special skills and knowledge of Consultant subsequent to his voluntary retirement; and

WHEREAS, Consultant is willing to provide such services to ITW, provided that he receives compensation for same.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein contained, the parties agree as follows:

1. Recitals Each and every one of the above and foregoing recitals are hereby incorporated into and made a part hereof as though set forth herein.

2. Engagement of Consultant ITW agrees to engage Consultant as an independent consultant and advisor to it, commencing on the date hereof, with respect to the matters described in paragraph 3 hereof, and Consultant hereby accepts such assignment and agrees to perform the special duties hereinafter set forth.

3. Duties During the term of this Agreement, or any extension thereof, Consultant shall serve as consultant to the Chief Executive Officer. During such term, Consultant agrees to make himself reasonably available for periodic consultation with senior executives of ITW and to handle certain special projects as assigned by ITW. During such term, Consultant shall not hold any full-time employment and shall not otherwise engage in consulting or other services that would be reasonably expected to interfere with the performance of his duties hereunder. During such term, Consultant shall report to and receive assignments from ITW's Chief Executive Officer or his designate.

4. Term The Agreement shall be effective for a term of one (1) year unless sooner terminated in accordance with Section 12 of this Agreement. Upon expiration of the initial term, the parties shall have the option to extend the Agreement on a month-to-month basis.

5. Compensation Subject to the terms of Section 12 hereof, ITW shall pay Consultant the sum of Twelve Thousand Dollars ($12,000.00)per month, on the last day of such month, as compensation for Consultant's services under this Agreement. In addition, upon the presentation of expense statements, receipts, vouchers or other evidence of expenses in form and substance satisfactory to ITW, ITW shall reimburse Consultant for all reasonable travel on behalf of ITW, telephone, courier and other business expenses reasonably incurred by Consultant in the ordinary course of Consultant's services performed hereunder. Consultant acknowledges and agrees that the reimbursement of any material expenses incurred outside the ordinary course shall be subject to prior written authorization of an appropriate officer of ITW, and that any such reimbursable travel expenses shall be limited to costs that are consistent with the style and mode of transportation and other accommodations in accordance with ITW's travel reimbursement policy.

6. Independent Contractor It is intended by the parties hereto that Consultant shall at all times be an independent contractor hereunder and the supervision and review of his duties hereunder shall be, in all material respects, consistent with such intention. This Agreement does not constitute "reemployment" of Consultant as defined in Section 4,06 of the ITW Retirement Accumulation Plan. Consultant shall have no authority to assume or create any obligation, make any representation, promise, bind or commit ITW in any way except as otherwise provided for herein and Consultant agrees to indemnify, defend and hold ITW harmless from and against any liability, cost or expense it may incur as a result of Consultant's breach of this provision. Consultant shall not be an agent of ITW for service of process and shall not be given authority to represent ITW in any capacity, absent written consent of ITW to the contrary. As consultant and independent contractor, Consultant will not be eligible for ITW employee benefits, except, however, as to those benefits in which Consultant has a vested interest by virtue of his former employment with ITW. ITW will not be responsible for making FICA payments on behalf of Consultant, or withholding any monies otherwise due to Consultant for the payment of income taxes. Notwithstanding the foregoing, if at any time or times hereafter, ITW reasonably deems that withholding of taxes or other governmental charges imposed by law are required to be made under applicable law from the compensation provided for herein, ITW may, without prior notice, withhold such amounts from the compensation to be paid hereunder.

7. Assignment of Patents Consultant hereby assigns to ITW his entire right, title and interest in any invention or idea, patentable or not, hereafter made or conceived solely or jointly by Consultant:

(a)   During the term of this Agreement and any subsequent employment of Consultant by ITW and for six (6) months thereafter; and

(b)     Which relates in any manner to the actual or anticipated business of ITW, its subsidiaries or affiliates, or relates to its actual or anticipated research and development, or is suggested by or results from any task assigned to Consultant or work performed by Consultant for or on behalf of ITW.

Consultant shall promptly disclose to ITW any invention or idea contemplated by this paragraph, and upon request, will execute a specific assignment of title to ITW, and do anything else reasonably necessary to enable ITW, at its expense, to secure a patent therefore in the United States and in foreign countries.

8. Expenses Relating to Patents ITW shall pay the patent preparation and prosecution expenses for those inventions of Consultant it wishes to protect with patents. In the event that a question should arise as to whether or not an application should be filed on an invention, ITW shall be the sole judge as to whether or not a patent application should be filed or a public disclosure made.

9. Confidential Information Consultant agrees that (except as may be required by his duties to ITW) he shall not, at any time or times during the initial term or any extension thereof, and for five (5) years thereafter, directly or indirectly, (a) use for the benefit of anyone or any entity or (b) disclose to any third party or to the public, any confidential or proprietary information or trade secrets of ITW, which shall include, but not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of ITW or which are licensed by ITW or written lists of actual or potential customers or suppliers of ITW, and any information regarding ITW's marketing, sales or dealer network, which is not generally available to the public other than as a result of a breach of this Agreement by Consultant. ITW and Consultant acknowledge and agree that such Confidential Information is extremely valuable to ITW and shall be deemed to be a "trade secret". In the event that any part of the Confidential Information becomes available to the public (other than by the breach of this Agreement by Consultant), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement.

10. Covenant Not to Compete In addition to any covenant not to compete contained in any other agreement between Consultant and ITW, Consultant agrees that, during the initial term hereof and any extension thereafter and for one (1) year following the expiration or termination of this Agreement, Consultant shall not, without the prior written consent of ITW, engage, directly or indirectly, in any business competitive with the businesses in which ITW or any affiliate, division or subsidiary of ITW is presently engaged and for which the Consultant performed services either as an employee or a Consultant under the provisions of this Agreement at any time during the immediately preceding three (3) year period. Without limiting the generality of this covenant not to compete, engaging in such business shall include owning, managing, operating, joining, controlling, loaning money to, arranging credit for, leasing or contributing property to, providing services to (or participating directly or indirectly in any of the foregoing) such businesses, but shall not include acquiring or owning not more than one (1%) percent of the outstanding voting securities (or securities convertible into voting securities) of any company whose securities are listed and actively traded on any national or regional securities exchange, or the over-the-counter market, in the United States of America. This covenant not to compete shall include the United States of America and any country outside the United States where ITW or any affiliate, division or subsidiary thereof shall have, in the year preceding the date of such termination, done or committed itself to do business. Consultant acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interests of ITW and recognizes that in the event of his material breach of this covenant not to compete, ITW will incur substantial and irreparable damage, and, therefore, ITW shall, in addition to any other relief allowed in law or in equity, be entitled to seek preliminary and permanent injunctive relief from any court of competent jurisdiction.

11. Indemnification Consultant hereby releases ITW and its agents, subsidiaries, divisions, guests and employees of and from any and all liability of any kind or nature which may result from or arise out of any accident or occurrence during or in connection with his presence on the property of ITW or any of its subsidiaries, divisions or affiliates or the performance of Consultant's services under this Agreement. Consultant further agrees to indemnify and save harmless ITW and its agents, servants and employees against any and all loss, damage or expense which ITW may sustain, incur or become liable for on account of injury to or death of persons, or on account of damage to or destruction of property resulting from the execution of work performed by Consultant or by any agent or subcontractor of Consultant, or due to or arising in any manner from the wrongful act or negligence of Consultant or any agent or subcontractor and their respective employees. Said loss, damage or expense shall include claims arising under Worker's Compensation Acts, Workmen's Occupational Diseases Act, Structural Work Act, and from any other claims for damages for personal injury, including death which may arise from operations or work performance on the premises of ITW, whether such operations or work be by Consultant or by any agent, subcontractor or anyone employed directly or indirectly by Consultant. During the term of this Agreement, ITW agrees to indemnify and hold harmless Consultant, from and against, and to reimburse Consultant, with respect to any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees (collectively "Liabilities"), incurred by Consultant, by reason of or arising out of or in connection with any allegations of any personal liability by any unrelated third party, by reason of or arising out of or in connection with the performance of the consulting services rendered hereunder on the same basis that ITW indemnifies its senior executives in connection with their services to ITW. Notwithstanding the foregoing, ITW shall have no responsibility or obligation to indemnify and hold harmless Consultant for any such Liabilities arising out of Consultant's gross negligence, willful misconduct or the commission of any act in breach of the terms of this Agreement or in violation of any criminal or civil law, statute, regulation or similar provision.

12. Termination This Agreement may be terminated by either party during the initial term on thirty (30) days written notice and thereafter at any time on five (5) days written notice. This Agreement may be terminated by ITW for "cause" immediately if ITW shall determine, in good faith, that (a) Consultant has committed fraud, embezzlement, a felony, or intentional misfeasance or malfeasance in the performance of his duties hereunder, or (b) Consultant has committed a material breach of the covenant not to compete contained in Section 10 hereof or of the nondisclosure agreement contained in Section 9 of this Agreement. Such termination shall be effective from and as of the date of Consultant's commission of such act or acts and, after such date, all obligations of ITW to Consultant, including its obligation to pay the compensation provided for in Section 5 hereof, shall be void and Consultant shall promptly repay to ITW any compensation or expense amounts which have been paid to him for any period subsequent to the effective date of such discharge and termination. The obligations hereunder shall immediately terminate without notice upon the death of Consultant, upon the disability of Consultant for a period in excess of sixty (60) days, or the insolvency, or bankruptcy of ITW. Upon termination of this Agreement for any reason, Consultant will promptly deliver to ITW all ITW property that he may possess, including any computer equipment, files, drawings, blueprints, manuals, reports, programs, or any other documents, including all copies in any form or media.

13. Assignment The obligations of Consultant contained in this Agreement are personal and may not be assigned by Consultant. ITW may assign its rights and/or its obligations contained in this Agreement to a subsidiary, division or affiliated corporation, provided that such assignment does not result in any material change in Consultant's duties hereunder, and provided further, that no such assignment shall relieve ITW from its liability to pay the compensation provided for in Section 5 hereof to Consultant. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, ITW, Consultant and their respective legal representatives, heirs, successors and assigns.

14. Invalidity or Unenforceability The invalidity or unenforceability of any paragraph or portion of a paragraph of this Agreement shall not affect the remaining parts thereof. The time period, geographical area and scope of the restrictions on Consultant's activities hereunder are divisible so that if any provision of Section 10 or any other Section hereof is held invalid or unenforceable, such provision shall be automatically modified to the extent necessary to render such provision valid and enforceable.

15. Entire Agreement; Amendment This Agreement contains the entire understanding and agreement between Consultant and ITW relating to Consultant's engagement as an independent contractor and consultant, and this Agreement may not be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into between Consultant and ITW.

16. Miscellaneous Consultant's vested rights or interests under any pension or retirement plans, stock plans, investment plans and other programs or fringe benefits of ITW in which he is or was a participant are not affected by this Agreement and shall be governed solely by the terms of such plans and programs.

17. Notices All notices, demands, elections and other communications required or permitted hereunder shall be in writing, and the same shall be deemed to have been served or delivered, (a) when personally served on or delivered to one party by the serving or delivering party; or (b) when deposited in the United States mail, first-class postage prepaid, by the serving or delivering party addressed to the other party as follows:

If to ITW:	Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Attention: Chairman and Chief Executive Officer

With a copy to:	Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026
Attention: Corporate Secretary

If to Consultant:	Mr. Hugh Zentmyer
28744 Spyglass Court
Ivanhoe, IL 60060

Any party may at any time, and from time to time, designate a different person or address for service of notice by the other parties.

18. Governing Law This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ILLINOIS TOOL WORKS INC.

By:/s/ David B. Speer
David B. Speer
Chairman and Chief Executive Officer

ATTEST:

/s/ James H. Wooten, Jr.

James H. Wooten, Jr.

/s/ Hugh Zentmyer

Hugh Zentmyer